Exhibit 10.58

2006 Route 130 North – Burlington, NJ 08016

Phone: (609) 387-7800

March 9, 2021

Michael Allison

***

***

Dear Michael,

I am very pleased to offer you the position of Executive Vice President, Human Resources/Chief Human Resources Officer with Burlington Stores Inc., reporting directly to me. Your start date will be April 5th, 2021.

Salary

Your starting annual salary will be $625,000, which will be paid on a bi-weekly basis. You will be eligible for an annual performance based merit increase following the completion of the fiscal 2021 performance appraisal period, scheduled for May 2022.

Relocation

In the event that you relocate from your current residence to a new, non-temporary residence within 50 miles from the Company’s principal office in Florence, NJ within 12 months from the date this offer letter is signed or at such earlier time as the Company determines in its sole discretion, the Company shall pay you a relocation allowance of $50,000, subject to your continued employment through the date of payment and your entry into the Company’s standard payback agreement. This relocation allowance shall be subject to tax, shall not be grossed up for tax purposes and shall be in lieu of any other payment or reimbursement for the costs of relocation. The relocation allowance will be paid on the first payroll cycle following written confirmation of the relocation to a new, non-temporary residence.

Annual Incentive Plan (AIP) – Corporate

You will be eligible for a target bonus of 75% of your base salary. To participate in the AIP in a given fiscal year, (January 31, 2021 through January 2022) you must be in an eligible position by the last working day in October. Your first year’s annual bonus opportunity will be prorated based on the start date in your new role. For example, if you are in an eligible position on September 1st, your target incentive would be 153/365 (153 days from September 1st through the end of the fiscal year). We are providing the 2020 AIP brochure for your review. You will be provided a copy of the new 2021 plan once it is published.

Long Term Incentives (LTIP)

Subject to approval, your annual equity grant at target is valued at $781,250, which is 125% of your annual base salary. Your first equity will be granted as of May 3, 2021, and is comprised of 50% Performance Stock Units, 25% Restricted Stock Units, and 25% Stock Options. Assuming an April 5th, 2021 start date, your initial, pro-rated equity grant is valued at $836,900. Agreements relating to, and materials describing, your equity grant will be provided to you after your first day of employment.

Temporary Housing

Provided you meet the guidelines outlined in the earlier Relocation section, the Company will provide for up to six (6) months temporary living allowance in the amount of $6,175 per month, less applicable taxes. Temporary housing costs above this amount will be your responsibility. Your temporary living allowance will be paid to you on a monthly basis, subject to your continued employment with the Company as of the first day of the month to which the allowance relates.

Car Program

You will be eligible to participate in the Company car allowance program. The program will provide a car allowance of $25,000 per year, less applicable taxes, to be paid pro-rata monthly.

Vacation, Benefits, Policies, etc.

See attached Benefits Brochure and Executive PTO schedule to determine your eligibility. You will be eligible to participate in our Company Benefits Program the 1st of the month following your start date. Enclosed please find documents describing these benefits. If you have any questions concerning these benefits, please contact Anna Langenhan, Vice President of Benefits, at ***.

As a member of the Company’s senior management team, you will be eligible to participate in the Company’s Executive Severance Plan.

As a Company associate, you will be expected to abide by Company policies and procedures, and acknowledge that you will comply with the Company's associate handbook. Such policies may include, without limitation, stock ownership guidelines, clawback policies, insider trading policies and policies regarding hedging or pledging of the Company’s common stock.

Once you have reviewed and accepted this offer notice, please sign, scan and email back to *** within five (5) days from the date of this letter.

Michael, we believe this position offers you a unique opportunity to make a substantial impact upon the future direction and success of our Company, and we are looking forward to you joining Burlington Stores, Inc. Meanwhile, if you have any questions, please do not hesitate to contact me.

Sincerely,

Michael O’Sullivan

Chief Executive Officer

Cc: Joyce Manning

Matt M. Pasch

Anna Langenhan

Agreed to and accepted by: /s/ Michael Allison__ Date Signed: 3-9-21______

In accepting this position, you agree that, during the course of your employment with the Company, you will adhere to any valid restrictions, covenants, or confidentiality agreements, to the extent enforceable based on applicable law, which you have previously agreed upon with former employer(s), and you represent and warrant that you have disclosed the material terms of all such restrictions, covenants or agreements to the Company. You acknowledge that the Company has not, and will not, require, request, nor induce you to violate the confidential interest of any third parties, including your former employer(s).

This offer is contingent upon satisfactory completion of a background check, employment verification, references, and proof of your eligibility to work in the United States. Please note that this is not a contract of employment nor a promise of employment for any specific term. Nothing in this letter can alter the “at-will” nature of your employment. As an at-will associate, both you and the Company can end the employment relationship at any time for any reason. In addition, the Company reserves the right to change or discontinue all or any part or any benefit, compensation or other plans or programs at any time in its sole discretion.

2006 Route 130 North – Burlington, NJ 08016

Phone: (609) 387-7800

Payback Agreement

I, Michael Allison, agree that should I voluntarily terminate my employment with Burlington Stores, Inc. (the Company) or a subsidiary of the Company, or should my employment with the Company be terminated for cause, to be determined in the sole discretion of the Company, at a time within the ensuing 18 month period from the date of receipt for each sign-on and/or relocation bonus within the offer letter, I will repay the Company for any sign on/relocation expenses included in my offer letter.

The Company will deduct this debt from final wages. If my final pay is not sufficient to meet the debt, I have 90 days from my termination date to repay this amount. If payment is not received by the due date, a collection agency will be contacted. I agree that any disputes arising under this agreement will be governed by the law of New Jersey, and I consent to have the Superior Court of New Jersey, Law Division – Burlington County, be the exclusive forum for the resolution of any and all such disputes and hereby submit to the personal jurisdiction of that court.

Agreed to and accepted by: /s/ Michael Allison___________ Date Signed: 3-9-21___________

Signature